Exhibit 10.11

DATED                    8 OCTOBER 2009

FACILITY AGREEMENT

between

MGT CAPITAL INVESTMENTS LIMITED

and

MONEYGATE GROUP LIMITED

THIS AGREEMENT is dated                                           2009

PARTIES

(1)           MGT CAPITAL INVESTMENTS LIMITED incorporated and registered in England and Wales with company number 07034382 whose registered office is at 66 Hammersmith Road, London, W14 8UD (Lender).

(2)           MONEYGATE GROUP LIMTIED incorporated and registered in England and Wales with company number 06599555 whose registered office is at 1 The Bulrushes Woodstock Way Boldon Business Park Boldon Colliery Tyne & Wear NE35 9PF (Borrower).

BACKGROUND

The Lender has agreed to provide the Borrower with a secured term loan facility of £2,000,000.

AGREED TERMS

1.             DEFINITIONS AND INTERPRETATION

1.1           The definitions and rules of interpretation in this clause apply in this agreement.

Availability Period: the period beginning with the Effective Date and ending on and including the date three years after the Effective Date.

Business Day: a day (other than a Saturday or a Sunday) on which commercial banks are open for general business in London and deposits are dealt with on the London Interbank Market.

Change of Control: where any person, or group of connected persons not having control (as defined in section 416 of ICTA 1988) of the Borrower on the date of this agreement acquires control of the Borrower; or

Debenture: a debenture in the agreed form executed, or to be executed, by the Borrower.

Director: each person who is a director of the Borrower

Disclosed: has the meaning set out in the Subscription Agreement

Disclosure Letter: the disclosure letter from the Warrantors to the Lender (as defined in the Subscription Agreement)

Drawdown: a drawing made, or to be made, by the Borrower under the Facility.

Drawdown Date: the date on which an Advance is made, or is to be made.

Drawdown Request: a drawdown request, substantially in the form set out in Schedule 2.

Effective Date: the date of this agreement.

Event of Default: any event or circumstance listed in Schedule 5.

Existing Security: any Security arising under:

(a)        the Debenture;

(b)        any Security created or outstanding with the Lender’s prior written consent;

(c)        any Security securing not more than £25,000 in total at any time;

(d)        any common law liens in the ordinary course of trading, as long as the amounts in respect of those liens are not overdue for payment;

(e)        any normal title retention arrangements of a supplier’s standard conditions of supply of goods acquired by the Borrower in the ordinary course of its business.

Facility: the term loan facility made available under this agreement.

Indebtedness: any obligation to pay or repay money, present or future, whether actual or contingent, sole or joint.

Material Adverse Effect: any event or circumstance which, in the Lender’s reasonable opinion, is likely to materially and adversely affect the Borrower’s ability to perform all or any of its obligations under, or otherwise comply with, the terms of the Transaction Documents or any of them.

Potential Event of Default: any event or circumstance specified in Schedule 5 which would, on the giving of notice, expiry of any grace period or making of any determination under this agreement, become an Event of Default.

Repayment Date: the date three years from the Effective Date or upon the Lender ceasing to be a shareholders of the Borrower, whichever is the sooner.

Security: any mortgage, charge (whether fixed or floating, legal or equitable), pledge, lien, hypothecation, assignment as security, title retention or any other type of arrangement that has a similar effect to any of them.

Subscription Agreement: the agreement between the Lender, the Borrower and the Warrantors of even date

Subsidiary: a subsidiary within the meaning of a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

Transaction Documents: this agreement and the Debenture.

Warranties: the representations and warranties set out in Schedule 3.

Warrantors: has the meaning set out in the Subscription Agreement

1.2           Clause, schedule and paragraph headings do not affect the interpretation of this agreement.

1.3           A reference to this agreement (or any provision of it) or any other document shall be construed as a reference to this agreement, that provision or that document as it is in force for the time being and as amended, varied or supplemented from time to time in accordance with its terms, or with the agreement of the relevant parties.

1.4           A reference to a person shall include a reference to an individual, firm, company, corporation, unincorporated body of persons, or any state or any agency of that person).

1.5           A reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force for the time being, taking account of any amendment or extension, or re-enactment and includes any former statute, statutory provision or subordinate legislation which it amends or re-enacts.

1.6           A reference to writing or written includes faxes but not e-mail.

2.             THE FACILITY

The Lender grants to the Borrower a secured sterling term loan facility of a total principal amount of £2,000,000 on the terms, and subject to the conditions, of this agreement.

3.             PURPOSE

3.1           The Borrower shall use all money borrowed under this agreement for acquisitions of IFA Targets as may be approved by the Lender in writing such approval not to be unreasonably withheld or delayed.

4.             CONDITIONS PRECEDENT

4.1           The Borrower may only make a Drawdown Request, and the obligations of the Lender under this agreement only arise, once the Lender has received all the documents and evidence specified in Schedule 1 in the form and containing the information, that it requires

4.2           The Lender’s obligation to make an Advance is subject to the condition precedent that, on both the date of the Drawdown Request and the Drawdown Date:

(a)        Warranties are true and correct in all material respects and will be true and correct in all material respects immediately after the Borrower has made the proposed Drawing, subject to the dispute which is currently in existence between the Borrower and Money Portal (in administration) as more fully described in the disclosure against Warranty 7.1(a) in the Disclosure Letter; and

(b)        no Event of Default or Potential Event of Default is continuing, or would result from the proposed Drawing

4.3           The Lender may, in its absolute discretion, refuse to approve a Drawdown Request

4.4           The conditions specified in this clause 4 are inserted solely for the Lender’s benefit. The Lender may waive them, in whole or in part and with or without conditions, without prejudicing the Lender’s right to require subsequent fulfilment of such conditions.

5.             INTEREST

5.1           The Borrower shall pay interest on each Drawdown at the rate of 5% per annum.

5.2           Interest shall accrue daily and shall be debited and compounded monthly and shall be payable on each anniversary of the first draw down against the facility.

5.3           If the Borrower fails to make any payment due under this agreement on the Repayment Date, interest on the unpaid amount shall accrue daily, from the date of non-payment to the date of actual payment, at 7% p.a.

6.             REPAYMENT

6.1           The Borrower shall repay the Loan on the Repayment Date.

6.2           The Borrower may repay the Loan earlier than the Repayment Date without penalty.

7.             CHANGE OF CONTROL

7.1           The Borrower shall promptly notify the Lender if:

(a)        there is a Change of Control, or

(b)        the Borrower becomes aware of circumstances that may result in a Change of Control.

7.2           If the Borrower notifies the Lender under paragraph 7.1 the Lender may cancel the Facility and declare the Loan Balance, accrued interest and all other amounts due under this agreement immediately due and payable. To do this, the Lender must give the Borrower at least 14 days’ notice.

8.             REPRESENTATIONS AND WARRANTIES

8.1           The Borrower makes the Warranties on the date of this agreement.

8.2           The Borrower repeats the Warranties on each Drawdown Date by reference to the facts and circumstances existing on each such date.

8.3           The Borrower covenants with the Lender as set out in Schedule 4.

8.4           The covenants given by the Borrower shall remain in force from the date of this agreement for so long as any amount remains outstanding or any Commitment is in force under this agreement.

9.             EVENTS OF DEFAULT

9.1           Each of the events or circumstances set out in Schedule 5 is an Event of Default.

9.2           At any time after an Event of Default has occurred and is continuing, the Lender may, by giving notice to the Borrower declare the loan balance accrued interest and all other amounts accrued or outstanding under the Transaction Documents:

(a)        immediately due and payable; or

(b)        payable on demand.

10.          CALCULATIONS, ACCOUNTS AND CERTIFICATES

The Lender shall maintain accounts evidencing the amount the Borrower owes it. Entries in those accounts shall be prima facie evidence of the existence and amount of the Borrower’s obligations as recorded in them.

11.          REMEDIES, WAIVERS, AMENDMENTS AND CONSENTS

11.1         Any amendment to this agreement shall be in writing and signed by, or on behalf of, each party.

11.2         Any waiver of any right or consent given under this agreement is only effective if it is in writing and signed by the waiving or consenting party. It shall apply only in the circumstances for which it is given and shall not prevent the party giving it from subsequently relying on the relevant provision.

11.3         No delay or failure to exercise any right under this agreement shall operate as a waiver of that right.

11.4         No single or partial exercise of any right under this agreement shall prevent any further exercise of that right (or any other right under this agreement).

11.5         Rights and remedies under this agreement are cumulative and do not exclude any other rights or remedies provided by law or otherwise.

12.          SEVERANCE

12.1         The invalidity, unenforceability or illegality of any provision (or part of a provision) of this agreement under the laws of any jurisdiction shall not affect the validity, enforceability or legality of the other provisions.

12.2         If any invalid, unenforceable or illegal provision would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with whatever modification as is necessary to give effect to the commercial intention of the parties.

13.          COUNTERPARTS

This agreement may be executed and delivered in any number of counterparts, each of which is an original and which, together, have the same effect as if each party had signed the same document.

14.          THIRD PARTY RIGHTS

A person who is not a party to this agreement cannot enforce, or enjoy the benefit of, any term of this agreement under the Contracts (Rights of Third Parties) Act 1999.

15.          NOTICES

15.1         Each notice, request, demand or other communication under this agreement shall be:

(a)        in writing, delivered personally or sent by pre-paid first-class letter or fax (confirmed by letter); and

(b)        sent:

(i)         to the Lender at: 66 Hammersmith Road, London, W14 8UD

Fax:  02076057951

Attention: Tim Paterson-Brown

(ii)        to the Borrower at: 1 The Bulrushes Woodstock Way Boldon Business Park Boldon Colliery Tyne & Wear NE35 9PF

Attention: Dennis Reed

or to any other addresses or fax numbers that are notified by one party to the other.

15.2         Any notice or other communication given by the Lender shall be deemed to have been received:

(a)        if sent by fax, with a confirmation of transmission, on the day on which it is transmitted;

(b)        if given by hand, on the day of actual delivery; and

(c)        if posted, on the second Business Day following the day on which it was despatched by pre-paid first-class post.

15.3         A notice given as described in clause 15.2(a) or clause 15.2(b) on a day which is not a Business Day (or after normal business hours in the place of receipt) shall be deemed to have been received on the next Business Day.

15.4         Any notice or other communication given to the Lender shall be deemed to have been given only on actual receipt by the Lender.

16.          GOVERNING LAW AND JURISDICTION

16.1         This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the law of England and Wales.

16.2         The parties to this agreement irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This agreement has been entered into on the date stated at the beginning of it.

Schedule 1    Conditions precedent

1.             OTHER DOCUMENTS

Delivery of the following documents and evidence:

(c)        the Debenture in the agreed form, duly executed by the Borrower;

(d)        certified copies of deeds of release for all outstanding security interests (other than Existing Security) granted by the Borrower; and

(e)        certified copies of any powers of attorney under which any party (other than the Lender) may execute the Transaction Documents.

Schedule 2    Form of Drawdown Request

To:	The Lender
Attention:	[NAME]
Date:	[DATE]

[NAME OF BORROWER]

£[AMOUNT] Facility Agreement [DATE] between [Parties]

This is a Drawdown Request made under the facility agreement referred to above. Words and expressions defined in that agreement have the same meanings in this Drawdown Request.

[We enclose with this Drawdown Request a Business Plan and the Accounts for your consideration and approval].

We give you notice that we wish to draw down the following Advance on [DATE]:

Amount:	£[AMOUNT]
Drawdown Date:	[DATE]

The Advance is to be made available by credit to [ACCOUNT DETAILS].

We confirm that, on today’s date and the proposed Drawdown Date:

1.                                      The Warranties are true and correct, and will be true and correct immediately after the proposed Drawing.

2.                                      No Event of Default or Potential Event of Default has occurred. The drawing will not result in an Event of Default or Potential Event of Default.

For and on behalf of
[NAME OF BORROWER]

Schedule 3    Representations and warranties

2.                                      LITIGATION

No litigation, arbitration or administrative proceedings are taking place, pending or, to the Borrower’s knowledge, threatened against it, any of its directors or any of its assets, which, if adversely determined, might reasonably be expected to have a Material Adverse Effect.

3.                                      EVENT OF DEFAULT

No Event of Default has occurred, is continuing or will occur when an Advance is made.

4.                                      MATERIAL ADVERSE CHANGE

There has been no material adverse change in the business or financial condition of the Borrower since the date of this agreement.

5.                                       PARI PASSU

The Borrower’s payment obligations under this agreement rank at least pari passu with all existing and future unsecured and unsubordinated obligations (including contingent obligations) except for those mandatorily preferred by law applying to companies generally.

6.                                      THE DEBENTURE

The Debenture, subject to any matter of law specifically disclosed in an opinion delivered under paragraph 1(a) of Schedule 1, creates (or, once entered into, will create):

(a)                        valid, legally binding and enforceable Security for the obligations expressed to be secured by it; and

(b)                       subject to registration pursuant to section 395 of the Companies Act 1985 and, in the case of real property, registration at the Land Registry, perfected Security over the assets referred to in the Debenture, in favour of the Lender, having the priority and ranking expressed to be created by the Debenture and ranking ahead of all (if any) Security and rights of third parties, except those preferred by law.

Schedule 4    Covenants on the part of the Borrower

1.                                      INFORMATION COVENANTS

1.1                                 The Borrower shall supply to the Lender, in addition to accounts and management information, any other information relating to the Borrower it may require. In particular it shall:

(a)                        keep the Lender fully and promptly informed as to all material developments regarding the Borrower’s financial and business affairs,

(b)                       promptly notify the Lender of any significant litigation or arbitration affecting or likely to affect the Borrower, and of any bona fide offer to purchase or subscribe for any share capital of the Borrower, and

(c)                        immediately notify the Lender in writing if the Borrower and the Directors become aware of any material litigation, arbitration or administrative proceedings current, pending or threatened by or against the Borrower or the Directors which might have a material adverse affect on the Borrower or the reputation of the Directors.

1.2                                 If the Borrower fails to keep accounts or supply information as required by this agreement, the Lender may appoint any accountants, auditors and other professionals it thinks fit in order to prepare the required information, accounts or documents, and the Borrower must pay the cost of doing so on demand.

1.3                                 The Directors and the Borrower shall provide annual audited reports and accounts for the Borrower to the Lender within 3 months after each financial year end.

1.4                                 Not later than one month before the start of each of the Borrower’s financial years, the Borrower must at its own cost prepare and send to the board and to the Lender an annual budget and business plan for the Borrower for that financial year, in a form acceptable to Lender.

1.5                                 In addition to accounts and management information, the Borrower must supply to the Lender any other information relating to the Borrower it may require. In particular it must:

(a)                        keep the Lender fully and promptly informed as to all material developments regarding the Borrower’s financial and business affairs,

(b)                       promptly notify the Lender of any significant litigation or arbitration affecting or likely to affect the Borrower, and of any bona fide offer to purchase or subscribe for any share capital of the Borrower, and

(c)                        immediately notify the Lender in writing if the Borrower and the Directors become aware of any material litigation, arbitration or administrative proceedings current, pending or threatened by or against the Borrower or the Directors which might have a material adverse affect on the Borrower or the reputation of the Directors.

2.                                      NEGATIVE PLEDGE

2.1                                 For the duration of the Facility the Borrower shall not without written consent of the Lender:

(a)                        create, issue or allow to come into being any guarantee, indemnity, debenture, stock, charge, lien or other encumbrance, on all or part of its undertaking, property or other assets, its uncalled capital or revenue, except for liens arising by operation of law or in the ordinary course of business, or

(b)                       borrow any money, obtain any advance or credit in any form, other than normal trade credit, or enter into any hire purchase, credit sale, conditional sale or deferred payment agreements as purchaser, or any leasing agreements as lessee, except with the prior written consent of the Lender; or

(c)                        change the terms of employment or remuneration of any Director; or

(d)                       make payments to the Directors by way of loan, divided or bonus; or

(e)                        create, or permit to subsist, any Security over any of its assets; or

(f)                          sell, transfer or otherwise dispose of any of its receivables or assets on recourse terms; or

(g)                       enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Indebtedness or financing the acquisition of an asset

2.2                                 Paragraph 2.1shall not apply to:

(a)                        any Existing Security, except to the extent that the principal amount secured by that Existing Security exceeds the amount stated in the definition of Existing Security; or

(b)                       any netting or set-off arrangement entered into in the ordinary course of the Borrower’s banking arrangements for the purpose of netting debit and credit balances; or

(c)                        any payment or close out netting or set-off arrangement under any hedging transaction entered into for the purpose of:

(i)                           hedging any risk to which the Borrower is exposed in its ordinary course of trading; or

(ii)                        the Borrower’s interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security under a credit support arrangement in relation to a hedging transaction; or

(d)                       any lien arising by operation of law and in the ordinary course of trading; or

(e)                        any Security over or affecting any asset acquired by the Borrower after the date of this agreement if:

(i)                           the Security was not created in contemplation of the acquisition of that asset by the Borrower;

(ii)                        the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by the Borrower; and

(iii)                     the Security is removed or discharged within one month of the date of acquisition of the asset; or

(f)                          any Security entered into under any Transaction Document; or

(g)                       any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Borrower in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by the Borrower; or

(h)                       any Security securing Indebtedness, the principal amount of which (when aggregated with the principal amount of any other Indebtedness which has the benefit of Security other than any permitted under paragraphs (a)- (g) above) does not exceed £10,000 (or its equivalent in another currency or currencies).

3.                                      EVENT OF DEFAULT

The Borrower shall notify the Lender of any Potential Event of Default or Event of Default (and the steps, if any, being taken to remedy it) promptly on becoming aware of its occurrence.

4.                                      RANKING OF OBLIGATIONS

The Borrower’s payment obligations under the Transaction Documents rank and will at all times rank:

(a)                        to the extent that they are secured, in all respects in priority to all its other Indebtedness, other than Indebtedness either preferred by operation of law in the event of its winding up or benefiting from Existing Security; and

(b)                       to the extent that they are not so secured, at least equally and rateably in all respects with all its other unsecured and unsubordinated Indebtedness, other than Indebtedness preferred by operation of law in the event of its winding-up.

5.                                      COMPLIANCE WITH LAW

The Borrower shall comply, in all respects, with all relevant laws to which it may be subject if failure to do so would materially impair its ability to perform its obligations under the Transaction Documents.

6.                                      MERGER

The Borrower shall not enter into any amalgamation, demerger, merger or corporate reconstruction.

7.                                      CHANGE OF BUSINESS

No substantial change shall be made to the general nature of the business of the Borrower as carried on at the date of this agreement.

Schedule 5    Events of default

1.                                      NON-PAYMENT

The Borrower fails to pay any sum payable under this agreement when due, unless its failure to pay is caused solely by an administrative error or technical problem and payment is made within three Business Days of its due date.

2.                                      NON-COMPLIANCE

The Borrower fails (other than a failure to pay) to comply with any provision of the Transaction Documents and (if the Lender considers, acting reasonably, that the default is capable of remedy) such default is not remedied within 14 days of the earlier of:

(a)                        the Lender notifying the Borrower of the default and the remedy required; and

(b)                       the Borrower becoming aware of the default

3.                                      CROSS-DEFAULT

3.1                                 Subject to paragraph 4.2:

(a)                        any Indebtedness of the Borrower is not paid when due or within any originally applicable grace period; or

(b)                       any Indebtedness of the Borrower becomes due, or capable of being declared due and payable prior to its stated maturity by reason of an event of default however described; or

(c)                        any commitment for any Indebtedness of the Borrower is cancelled or suspended by a creditor of the Borrower as a result of an event of default however described.

3.2                                 An event or circumstance referred to in paragraph 4.1 shall not constitute an Event of Default if the aggregate amount of the Indebtedness affected is less than £25,000.

4.                                      INSOLVENCY

4.1                                 The Borrower stops or suspends payment of any of its debts, or is unable to, or admits its inability to pay its debts as they fall due.

4.2                                 The Borrower commences negotiations, or enters into any composition or arrangement, with one or more of its creditors with a view to rescheduling any of its Indebtedness (because of actual or anticipated financial difficulties).

4.3                                 A moratorium is declared over any of the Borrower’s Indebtedness.

4.4                                 Any action, proceedings, procedure or step is taken for:

(a)                        the suspension of payments, winding up, dissolution, administration or reorganisation (using a voluntary arrangement, scheme of arrangement or otherwise) of the Borrower; or

(b)                       the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of its assets.

4.5                                 The value of the Borrower’s assets is less than its liabilities (taking into account contingent and prospective liabilities).

4.6                                 Any event occurs in relation to the Borrower similar to those set out in this paragraph 4.

4.7                                 An event or circumstance referred to in paragraphs 5.1 -5.6  inclusive shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement or, if earlier, the date on which it is advertised.

5.                                      DISTRESS

A distress, attachment, execution, expropriation, sequestration or other legal process is levied, enforced or sued out on, or against, the Borrower’s assets having an aggregate value of £25,000 and is not discharged or stayed within 21 days.

6.                                      ENFORCEMENT OF SECURITY

6.1                                 Any Security in respect of Indebtedness exceeding £25,000 on or over the assets of the Borrower becomes enforceable and is not discharged within 30 days of enforcement commencing

7.                                      ILLEGALITY

All or any part of this agreement becomes invalid, unlawful, unenforceable, terminated, disputed or ceases to have full force and effect.

8.                                      REPUDIATION

The Borrower repudiates (or shows an intention to repudiate) this agreement.

9.             MATERIAL ADVERSE CHANGE

Where any event occurs (or circumstances exist) which, in the reasonable opinion of the Lender, is likely to materially and adversely affect the Borrower’s ability to perform all or any of its obligations under, or otherwise comply with the terms of, this agreement.

Signed by Tim Paterson-Brown
for and on behalf of MGT Capital
Investments Limited	/s/ Tim Paterson-Brown
Director

Signed by Dennis Reed
for and on behalf of MONEYGATE
GROUP LIMITED	/s/ Dennis Reed
Director